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Exhibit 7.  Consent of Independent Auditor.
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INDEPENDENT AUDITOR'S CONSENT


We consent to the use in this Post-Effective Amendment No. 6 to Registration Statement No. 333-35587 of United of Omaha Separate Account B on Form S-6 of our report dated March 19, 2001 on the financial statements of United of Omaha Separate Account B and our report dated February 14, 2001 on the statutory-basis financial statements of United of Omaha Life Insurance Company appearing in the Prospectus, which is a part of such Registration Statement, and to the related reference to us under the heading "Experts" also in such Prospectus.



/s/ Deloitte & Touche LLP

Omaha, Nebraska
April 23, 2001